Exhibit 4.4
UTZ BRANDS, INC.
DESCRIPTION OF SECURITIES

The following summary of certain provisions of the securities of Utz Brands, Inc. (“Utz,” “we,” “our” or the “Company”) does not purport to be complete. You should refer to our Certificate of Incorporation, Amended and Restated Bylaws (“Bylaws”) and each of the other documents referenced herein, each of which is attached as exhibits to the Annual Report on Form 10-K to which this Description of Securities is part (the “Form 10-K”). The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), as applicable.

On August 28, 2020, Utz Brands, Inc. (formerly Collier Creek Holdings (“CCH”)), consummated a business combination (the “Business Combination”) with Utz Brands Holdings, LLC (“UBH”) pursuant to the terms of the Business Combination Agreement, dated as of June 5, 2020 (the “Business Combination Agreement”), entered into by and among the Company, UBH, and Series U of UM Partners, LLC (“Series U”) and Series R of UM Partners, LLC (“Series R” and together with Series U, the “Continuing Members”). Pursuant to the terms of the Business Combination Agreement, among other things, the Company domesticated into the State of Delaware from the Cayman Islands by filing a Certificate of Domestication and Certificate of Incorporation with the Secretary of State of the State of Delaware, upon which the Company changed its name to “Utz Brands, Inc.” and effected the Business Combination. Terms not otherwise defined in this document are defined in the Form 10-K.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 1,064,249,000 shares, consisting of:

•1,000,000 shares of Preferred Stock, par value $0.0001 per share;
•1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share;
•1,000,000 shares of Series B-1 Common Stock, par value $0.0001 per share;
•1,000,000 shares of Series B-2 Common Stock, par value $0.0001 per share; and
•61,249,000 shares of Class V Common Stock, par value $0.0001 per share.

Class A Common Stock

All shares of Class A Common Stock are fully paid and non-assessable.

Voting rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Common Stock vote together with holders of Class V Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company’s Board of Directors (the “Company Board”) out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock, then outstanding, if any.

Other rights. The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock are subject to those of the holders of any shares of our Preferred Stock may issue in the future.

Class B Common Stock

All of the shares of Class B Common Stock immediately converted into shares of our Class A Common Stock upon completion of the Business Combination.

Voting rights. Except as required by law, holders of Class B Common Stock are not entitled to any voting rights with respect to such Class B Common Stock.

Dividend rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class B Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available therefor; provided, however, that the record date with respect to any share of Class B Common Stock for any such dividend or other distribution so declared shall be the day prior to the date of such Class B Common Stock being converted into Class A Common Stock in accordance with the Sponsor Side Letter Agreement, dated June 5, 2020, by and among the Company and the securityholders named therein (the “Sponsor Side Letter Agreement”), and such dividend or other distribution will be paid in accordance with the Sponsor Side Letter Agreement.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class B Common Stock are not entitled to receive any of our assets (other than to the extent such liquidation, dissolution or winding up constitutes a Conversion Event (as defined in the Sponsor Side Letter Agreement), in which case such Class B Common Stock shall, in accordance with the Certificate of Incorporation, automatically convert to Class A Common Stock and the holders of such resulting Class A Common Stock shall be treated as a holder of Class A Common Stock).

Other rights. The Class B Common Stock automatically converts into shares of our Class A Common Stock on a one-to-one basis upon the occurrence of any Conversion Event (as defined in the Sponsor Side Letter Agreement), which occurred upon the Closing of the Business Combination (the “Closing”).

Class V Common Stock

All shares of Class V Common Stock are fully paid and non-assessable.

Voting rights. Each holder of Class V Common Stock is entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of our capital stock). Holders of shares of Class V Common Stock vote together with holders of the Class A Common Stock as a single class on all matters presented to our stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V Common Stock, as such, will have no voting power pursuant to the Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. The holders of the Class V Common Stock may not participate in any dividends declared by the Company Board.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Class V Common Stock are not entitled to receive any of our assets.

Other rights. The holders of shares of Class V Common Stock do not have preemptive, subscription, redemption or conversion rights. There is no redemption or sinking fund provisions applicable to the Class V Common Stock.

Issuance and Retirement of Class V Common Stock. In the event that any outstanding share of Class V Common Stock ceases to be held directly or indirectly by a holder of limited liability company units of UBH  (“Common Company Units”), such share will automatically be transferred to us and cancelled for no consideration. We will not issue additional shares of Class V Common Stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance of Common Company Units in accordance with the governing documents of UBH.

Preferred Stock

The Certificate of Incorporation authorizes the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock and the Class V Common Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock. At present, we have no plans to issue any Preferred Stock.

Dividends

The payment of future dividends on the shares of Class A Common Stock will depend on our financial condition after the completion of the Business Combination subject to the discretion of the Company Board. Subject to the determination of the Company Board, we intend to pay a regular quarterly cash dividend. There can be no guarantee that such cash dividends will be declared. Our ability of to declare dividends may be limited by the terms of any other financing and other agreements entered into by us or our subsidiaries from time to time.

We are a holding company with no material assets other than our interest in UBH. We intend to cause UBH to make distributions to holders of Common Company Units in amounts sufficient to cover applicable taxes and other obligations under the Tax Receivable Agreement dated August 28, 2020 by and among the Company, UBH, Continuing Members and the TRA Party Representative (“TRA”) as well as any cash dividends declared by us.

The Third Amended and Restated Limited Liability Company Agreement provides that pro rata cash distributions be made to holders of Common Company Units (including us) at certain assumed tax rates, which we refer to as “tax distributions.” We anticipate that the distributions we will receive from UBH may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the TRA. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. We also expect, if necessary, to undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Common Company Units, to maintain one-for-one parity between Common Company Units held by us and shares of our Class A Common Stock.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The Certificate of Incorporation, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company

Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock. The Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all directors of the Company Board then in office, except that holders of Class V Common Stock or one or more series of Preferred Stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange (“NYSE”), which would apply if and so long as the Class A Common Stock remains listed on NYSE, require stockholder approval of (i) certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A Common Stock (ii) the issuance of Class A Common Stock in any transaction or series of related transactions, to a director, officer or substantial security holder of the company (each a “Related Party”) if the number of shares of Class A Common Stock to be issued, or if the number of shares of Class A Common Stock into which the securities may be convertible or exercisable, exceeds either 1% of the then outstanding voting power or number of outstanding shares of Class A Common Stock, (iii) the issuance of Class A Common Stock in any transaction or series of related transaction in which a Related Party has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the Company or assets to be acquired or in the consideration to be paid and the issuance of Class A Common Stock, or securities convertible into Class A Common Stock, could result in an issuance that exceeds either 5% of the number of shares of Class A Common Stock or 5% of the voting power outstanding before the issuance, or (iv) any issuance that will result in a change of control of the Company.
Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Class A Common Stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Certificate of Incorporation provides that the Company Board will determine the number of directors who will serve on the Company Board, subject to the Investor Rights Agreement dated August 28, 2020 between the Company, CCH, the Sponsor, the Continuing Members, the Founder Holders (as defined in the Investor Rights Agreement), Collier Creek's independent directors (as defined in the Investor Rights Agreement) and the representative of the Sponsor, as amended from time to time (the “Investor Rights Agreement”). Under the

Certificate of Incorporation, the Company Board is divided into three classes designated as Class I, Class II and Class III. Class I directors initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Company Board.

In addition, the Certificate of Incorporation provides that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock. For more information on the Investor Rights Agreement, see Exhibit [10.3] to the Form 10-K.

Notwithstanding the foregoing provisions of this section, in the event that one or more directors resign from the Company Board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill the vacancy or vacancies, the vote to take effect when such resignation or resignations become effective, and each director chosen shall hold office until the next election of directors, and until the director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. Further, each director will serve until his successor is duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.

Business Combinations

We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Certificate of Incorporation provides that we will not engage in any “business combinations” (as defined in the Certificate of Incorporation), at any point in time at which our Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any “interested stockholder” (as defined in the Certificate of Incorporation) for a three-year period after the time that such stockholder became an interested stockholder unless:

•prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock (as defined in the Certificate of Incorporation) outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2∕3% of the outstanding shares of our voting stock which is not owned by the interested stockholder.

Under the Certificate of Incorporation, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Certificate of Incorporation expressly excludes Stockholder Parties (as defined in the Certificate of Incorporation), certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Certificate of Incorporation make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Certificate of Incorporation could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring us to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

The Bylaws provide that at any meeting of the Company Board a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting.

General Stockholder Meetings

The Certificate of Incorporation provides that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer. The Company may postpone, reschedule, or cancel any special meeting of stockholders previous scheduled.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary date of the immediately preceding annual meeting of stockholders provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy (70) days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered (and received) not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions will not apply to the Stockholder Parties (as defined in the Certificate of Incorporation) so long as the Investor Rights Agreement remains in effect. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Provisions

The Certificate of Incorporation and the Bylaws provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. Any amendment, alteration, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of the holders of at least 66-2∕3%, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority, in case of any other provisions, in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that Article X therein, including the provisions therein regarding competition and corporate opportunities, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 80% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class. The Certificate of Incorporation provides that Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and Article XIII therein, including the following provisions therein, may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2∕3% in voting power of all the then outstanding shares of our stock entitled to vote thereon, voting together as a single class:

•the provision requiring a 66-2∕3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Bylaws, and a majority vote, in case of any other provisions, for stockholders to amend the Bylaws;
•the provisions providing for a classified Company Board (the election and term of directors);
•the provisions regarding filling vacancies on the Company Board and newly created directorships;
•the provisions regarding resignation and removal of directors;
•the provisions regarding calling special meetings of stockholders;
•the provisions regarding stockholder action by written consent;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director or officer;

•the provisions regarding the election not to be governed by Section 203 of the DGCL;
•the provisions regarding the selection of forum (See “- Exclusive Forum”); and
•the amendment provision requiring that the above provisions be amended only with an 66-2∕3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to us or our stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder (a) arising pursuant to any provision of the DGCL, the Certificate of Incorporation (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against us or any of our current or former director, officer, other employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under federal securities laws, including the Securities Act of 1933, as amended (the “Securities Act”), as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XII of the Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our employees or employees of our subsidiaries. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as our director or officer. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for us if it is a business opportunity that (i) we are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of our business or is of no practical advantage to us, (iii) is one in which we have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Company Board or such member’s affiliate over which such member of the Company Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees or agents for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Stockholder Registration Rights

At the Closing, we entered into the Investor Rights Agreement, pursuant to which, among other things, the Sponsor, the Continuing Members and Sponsor’s independent directors have specified rights to require us to register all or a portion of their shares under the Securities Act. The defined term Registrable Securities therein includes the shares of Class A Common Stock. We have filed, and amended, as required under the Securities Act, a Registration Statement, in part, to satisfy our obligations under the Investor Rights Agreement.

Listing

As of December 28, 2025, our Class A Common Stock is listed on NYSE under the symbol “UTZ.”